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--------                             U.S. SECURITIES AND EXCHANGE COMMISSION                        --------------------------------
 FORM 4                                      WASHINGTON, D.C. 20549                                           OMB APPROVAL
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[_] Check this box if no           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     OMB Number:            3235-0287
    longer subject to                                                                               Expires:      September 30, 1998
    Section 16.  Form 4    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    or Form 5 obligations   Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response.......... 0.5
    may continue.  See         or Section 30(f) of the Investment Company Act of 1940               --------------------------------
    Instruction 1(b).
    (Print or Type Responses)
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1.  Name and Address of           2.  Issuer Name and Ticker or                     6.  Relationship of Reporting Person(s) to
    Reporting Person*                 Trading Symbol                                    Issuer  (Check all applicable)

HARRIGAN, JR. ARTHUR      W.      RAGEN MACKENZIE GROUP INCORPORATED RMG                 [X] Director        ____ 10% Owner
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(Last)      (First)    (Middle)   3.  IRS or Social         4. Statement for            ____ Officer (give   ____ Other (specify
                                      Security Number of       Month/Year                            title               below)
                                      Reporting Person         AUGUST 1998                           below)
999 THIRD AVENUE, 44TH FLOOR          (Voluntary)                                              -------------------------------
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        (Street)                                            5.  If Amendment,       7.  Individual or Joint/Group Filing (Check
                                                                Date of Original        Applicable Line)
SEATTLE         WA       98104                                  (Month/Year)            _X__Form filed by One Reporting Person
                                                                                        ____Filed by More than One Reporting Person
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(City)        (State)    (Zip)          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security             2. Trans-  3. Trans-      4. Securities Acquired (A)  5.  Amount of    6. Owner-    7.  Nature of
    (Instr. 3)                       action     action         or Disposed of (D)           Securities      ship          Indirect
                                     Date       Code           (Instr. 3, 4 and 5)          Beneficially    Form:         Beneficial
                                                (Instr. 8)                                  Owned at        Direct        Ownership
                                   (Month/   -------------------------------------------    End of Month    (D) or In-    (Instr. 4)
                                     Day/                              (A) or               (Instr. 3       direct (I)
                                    Year)    Code     V     Amount     (D)       Price      and 4)          (Instr. 4)
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COMMON                            8-27-98     P             1,500       A        10.25         1,500            D
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COMMON                            8-27-98     P               500       A        10.1875         500            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                     SEC 1474 (7-96)
                                                                                                                              9/9/98
[Form 4.doc]
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